                                                                    Exhibit 12.0

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                  (Unaudited)

                                                                   Year Ended December 31,
                                             -----------------------------------------------------------------
                                                2001           2000           1999          1998          1997
                                             ----------    ----------    ----------    ----------   ----------

Interest Expense                             $   84,700    $  100,300    $   55,200    $  101,900   $   90,400

Capitalized Interest                              1,462         3,946            --            --           --

Estimated Interest Portion of Rent Expense       13,369        15,614        13,948        12,352       10,864
                                             ----------    ----------    ----------    ----------   ----------

Fixed Charges                                $   99,531    $  119,860    $   69,148    $  114,252   $  101,264
                                             ==========    ==========    ==========    ==========   ==========

Income from Continuing Operations
    Before Income Taxes                      $  316,400    $  549,900    $  518,600    $  523,600   $  483,200

Add: Fixed Charges                               98,069       115,914        69,148       114,252      101,264

Less: Equity in (Earnings) / Losses of
      50% or Less Owned Companies                (2,922)       (3,367)       (1,069)          595         (320)
                                             ----------    ----------    ----------    ----------   ----------

Earnings Before Fixed Charges                $  411,547    $  662,447    $  586,679    $  638,447   $  584,144
                                             ==========    ==========    ==========    ==========   ==========

Ratio of Earnings to Fixed Charges                 4.1x          5.5x          8.5x          5.6x         5.8x